Exhibit 10.1

EXECUTION COPY

FIFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of September 14, 2009, between NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS Borrower is currently indebted to Bank pursuant to the terms and conditions of the Amended and Restated Credit Agreement, dated as of November 28, 2007 (as amended, amended and restated, modified or supplemented prior to the date hereof, the “Credit Agreement”), between Borrower and Bank; and

WHEREAS Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect such changes;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Credit Agreement shall be amended as follows; provided that nothing contained herein shall terminate any security interests, guaranties, subordinations or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

Section 1. Definitions. Each capitalized term used but not otherwise defined herein has the meaning assigned to it in the Credit Agreement.

Section 2. Amendments to Credit Agreement. Subject to Section 3 hereof, the Credit Agreement is hereby amended as follows:

(a) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) all non-cash expenses related to stock-based compensation deducted to arrive at Consolidated Net Income, (v) other non-recurring expenses of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vi) cash based restructuring charges, as defined under GAAP, for Excel-Tech (provided that the aggregate amount added to Consolidated Net Income for all periods pursuant to this clause (vi)

shall not exceed $5,000,000), and (vii) expenses created by contingent consideration or transaction costs related to a business combination or acquisition, to the extent required to be expensed by Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 141, Business Combinations, issued December 7, 2007 (“SFAS 141R”), and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) interest income (ii) extraordinary or non-recurring non-cash income or gains, (iii) Federal, state, local and foreign income tax credits of Borrower and its Subsidiaries for such period, (iv) all non-cash items increasing Consolidated Net Income for such period, and (v) adjustments to income created by contingent consideration related to a business combination or acquisition, to the extent required to be recognized by SFAS 141R.

(b) The definition of “Permitted Investments” in Section 1.1 of the Credit Agreement is hereby amended by deleting the period (“.”) at the end of such section and replacing it with “; and”.

(c) The definition of “Permitted Investments” in Section 1.1 of the Credit Agreement is hereby amended by inserting a new paragraph (l) immediately following the existing paragraph (k) to read as follows:

(l) A Forty-Three Million Two Hundred Fifty Thousand Dollar ($43,250,000.00) investment by Borrower in the stock of Alpine Biomed Holdings Corp., a Delaware corporation, pursuant to documentation as presented to, and found to be satisfactory to, Bank on or before the Fifth Amendment Closing Date.

(d) The following definition is hereby added to Section 1.1 of the Credit Agreement in a manner that maintains alphabetical order:

“Fifth Amendment Closing Date” means September 14, 2009.

(e) The definition of “Specified Earn-out Payments” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Specified Earn-out Payments” means payments made by Borrower (A) pursuant to the Asset Purchase Agreement, dated as of September 11, 2006, between the “Seller,” as named therein, and Borrower, as presented to, and found to be satisfactory to, Bank, in amounts not to exceed $225,000 per year for each of the three years immediately following the date of effectiveness of such transaction, (B) pursuant to the Stock Purchase Agreement, dated as of October 16, 2006, by and between the “Stockholders,” as named therein, and Borrower, as presented to, and found to be satisfactory to, Bank, in an aggregate amount not to exceed $2,622,848 during the period commencing November 8, 2006 and ending March 22, 2010, and (C) pursuant to the Agreement and Plan of Merger, dated as of September 14, 2009, by and between “Merger Sub” and “Company,” as named therein, and Borrower, as presented to, and found to be satisfactory to, Bank, in an aggregate amount not to exceed $3,750,000.00 within 75 days of December 31, 2009.

(f) Section 6.9(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) As of each fiscal quarter end of Borrower, Consolidated EBITDA not less than the amount set forth below:

For each quarterly period ending as of each fiscal quarter end of Borrower ending on or before September 30, 2008:	$5,000,000

For the four consecutive fiscal quarters ending as of each fiscal quarter end of Borrower ending on December 31, 2008 and March 31, 2009:	$35,000,000

For the four consecutive fiscal quarters ending as of each fiscal quarter end of Borrower ending on June 30, 2009 and September 30, 2009:	$32,000,000

Section 3. Conditions Precedent. This Amendment, including, without limitation the amendments to the Credit Agreement contained herein, shall become effective as of the date first set forth above (the “Effective Date”) upon satisfaction of all of the conditions set forth in this Section 3 to the satisfaction of Bank; provided that, in the event such conditions are not so satisfied on or before September 25, 2009, then this Amendment shall be of no further force and effect:

(a) Bank shall have received each of the following, duly executed and delivered by each of the applicable parties thereto:

(i) this Amendment together with the Consent and Reaffirmation attached hereto; and

(ii) such other documents as Bank may require under any other Section of this Amendment; and

(b) No Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing.

Section 4. Interpretation. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. This Amendment and the Credit Agreement shall be read together, as one document. The Recitals hereto, including the terms defined therein, are incorporated herein by this reference and acknowledged by Borrower to be true, correct and complete.

Section 5. Representations, Warranties and Covenants. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein (as amended hereby) as of the date of this Amendment. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

Section 6. Further Assurances. Borrower will make, execute, endorse, acknowledge, and deliver any agreements, documents, or instruments, and take any and all other actions, as may from time to time be reasonably requested by Bank to perfect and maintain the validity and priority of the liens and security interests granted to Bank pursuant to the Credit Agreement and the other Loan Documents and to effect, confirm, or further assure or protect and preserve the interests, rights, and remedies of Bank under the Credit Agreement (as amended hereby) and the other Loan Documents.

Section 7. Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Delivery of an executed counterpart of a signature page of this Amendment by telefacsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NATUS MEDICAL INCORPORATED,		WELLS FARGO BANK,
a Delaware corporation		NATIONAL ASSOCIATION

By:	/s/ STEVEN J. MURPHY	By:	/s/ LISA M. CUPPETT
Name:	Steven J. Murphy	Name:	Lisa M. Cuppett
Title:	Vice President Finance and Chief Financial Officer	Title:	Senior Vice President

Fifth Amendment to Amended and Restated Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned, a subsidiary of Natus Medical Incorporated (“Borrower”) who has executed a Continuing Guaranty in favor of Wells Fargo Bank, National Association (“Bank”), hereby: (i) consents to the foregoing Fifth Amendment to Amended and Restated Credit Agreement; (ii) reaffirms its obligations under its respective Continuing Guaranty; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Continuing Guaranty; and (iv) reaffirms that its obligations under such Continuing Guaranty are separate and distinct from the obligations of any other party under the Credit Agreement (as modified by the Fifth Amendment to Amended and Restated Credit Agreement) and the other Loan Documents.

Dated as of September 14, 2009

GUARANTOR:

NATUS ACQUISITION CORPORATION		NEUROCOM INTERNATIONAL, INC.

By:	/s/ STEVEN J. MURPHY	By:	/s/ STEVEN J. MURPHY
Name:	Steven J. Murphy	Name:	Steven J. Murphy
Title:	Chief Financial Officer	Title:	Chief Financial Officer

CONSENT AND REAFFIRMATION